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                                                                    EXHIBIT 2.10


                     ROYAL CARIBBEAN CRUISES LTD., as Issuer

                                       and

                        THE BANK OF NEW YORK, as Trustee

                               -----------------

                          NINTH SUPPLEMENTAL INDENTURE

                          Dated as of February 2, 2001

                               -----------------

                             SENIOR DEBT SECURITIES

               Supplemental to Indenture dated as of July 15, 1994


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                  NINTH SUPPLEMENTAL INDENTURE, dated as of February 2, 2001
(the "Ninth Supplemental Indenture"), between ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation (hereinafter called the "Company"), and THE BANK OF NEW YORK (as successor to NationsBank of Georgia, National Association), as trustee under the Indenture referred to below (hereinafter called the "Trustee").

                  WHEREAS, the Company entered into an Indenture dated as of July 15, 1994 (the "Basic Indenture", all capitalized terms used in this Ninth Supplemental Indenture and not otherwise defined being used as defined in the Basic Indenture) with the Trustee, for the purposes of issuing its unsecured and unsubordinated indebtedness in one or more series (the "Securities") in such principal amount or amounts as may from time to time be authorized by or pursuant to the authority granted in one or more resolutions of the Board of Directors of the Company; and

                  WHEREAS, the Company proposes to issue a series of Securities denominated its "8.75% Senior Notes due 2011" (such Securities being referred to herein as the "Senior Notes"); and

                  WHEREAS, Sections 901(6) and 901(10) of the Basic Indenture provide that without the consent of the Holders of the Securities of any series, the Company, when authorized by a Board Resolution, and the Trustee may enter into one or more indentures supplemental to the Basic Indenture (a) to establish the form or terms Securities of any series as contemplated by Sections 201 and 301 thereof and (b) to cure any ambiguity, to correct or supplement any provision in the Basic Indenture which may be inconsistent with any other provision of the Basic Indenture or to make any other provisions with respect to matters or questions arising under the Basic Indenture, provided that such action shall not adversely affect the interests of the Holders of the Securities of any series in any material respect; and

                  WHEREAS, the entry into this Ninth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Basic Indenture; and

                  WHEREAS, all things necessary have been done to make this Ninth Supplemental Indenture, when executed and delivered by the Company, the legal, valid and binding agreement of the Company, in accordance with its terms.


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         NOW, THEREFORE, THIS INDENTURE WITNESSETH:

         The parties hereto mutually covenant and agree as follows:

         SECTION 1. The Basic Indenture is hereby amended solely with respect to a series of Securities that consists of Senior Notes, as follows:

         (A) By amending Section 101 to add new definitions thereto in appropriate alphabetical sequences, as follows:

         "Attributable Debt" has the meaning specified in Section 1008.

         "Consolidated Net Tangible Assets" has the meaning specified in Section 1008.

         "Funded Debt" has the meaning specified in Section 1009.

         "Mortgage" has the meaning specified in Section 1008.

         "Principal Property" has the meaning specified in Section 1008.

         "Restricted Subsidiary" has the meaning specified in Section 1008.

         "Secured Debt" has the meaning specified in Section 1008.

         "Unrestricted Subsidiary" has the meaning specified in Section 1008.

         (B) By adding the following Section 114 to Article One:

         Section 114. CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

         The Company agrees that any legal suit, action or proceeding brought by any party to enforce any rights under or with respect to the Indenture or the Securities may be instituted in any state or federal court in The City of New York, State of New York, and waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and irrevocably submits to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding. The Company hereby irrevocably designates and appoints the Company's General Counsel as the Company's authorized agent to receive and forward on its behalf service of any and all process which may be served in any such suit, action or proceeding in any such court and agrees that service of process upon the Company's General Counsel at his office at the Company, 1050 Caribbean Way,







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Miami, Florida 33132 and written notice of said service to the Company, mailed or delivered to the Company's General Counsel, 1050 Caribbean Way, Miami, Florida 33132, shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and shall be taken and held to be valid personal service upon the Company. Said designation and appointment shall be irrevocable. Nothing in this Section 114 shall affect the right of any party to the Indenture to serve process in any manner permitted by law or limit the right of any party to the Indenture to bring proceedings against the Company in the courts of any jurisdiction or jurisdictions. The Company further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Company's General Counsel in full force and effect so long as the Indenture or any of the Securities shall be outstanding. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under the Indenture and the Securities, to the extent permitted by law.

         (C) By adding the following Section 115 to Article One:

         Section 115. NO RECOURSE AGAINST OTHERS.

         A director, officer, stockholder or incorporator, as such, of the Company shall not have any liability for any obligation, covenant or agreement of the Company under this Indenture or any indenture supplemental hereto or in the Securities or for any claim based on, in respect of or by reason of such obligation, covenant or agreement or their creation under any rule of law, statute or constitutional provision or the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each Holder by accepting any of the Securities waives and releases all such liability.

         (D) By adding the following Section 311 to Article Three:

         Section 311. ADDITIONAL SENIOR NOTES

         Senior Notes in the aggregate principal amount of U.S.$500,000,000 are being initially issued pursuant to this Ninth Supplemental Indenture. The Company may issue additional Senior Notes under this Ninth Supplemental Indenture (the "Additional Notes"), provided that the series shall be limited to



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an aggregate principal amount of U.S.$700,000,000. The Senior Notes and any
Additional Notes subsequently issued shall be treated as a single class and, unless otherwise specified, all references to Senior Notes shall include the Additional Notes for all purposes under the Indenture and this Ninth Supplemental Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

         (E) By adding the following Section 1008 to Article Ten:

         Section 1008. RESTRICTIONS ON SECURED DEBT.

                  (a) The Company covenants and agrees that it will not, and will not permit any Restricted Subsidiary to create, issue, incur, assume or guarantee any Secured Debt without making effective provision (and the Company covenants that in such case it will make or cause to be made effective provision) whereby the Senior Notes then outstanding and any other indebtedness of or guarantee by the Company or such Restricted Subsidiary then entitled thereto shall be secured by such Mortgage equally and ratably with (or prior to) any and all other obligations and indebtedness thereby secured for so long as any such other obligations and indebtedness shall be so secured, unless after giving effect thereto, the aggregate amount of all such Secured Debt plus all Attributable Debt of the Company and its Restricted Subsidiaries in respect of sale and leaseback transactions (as defined in Section 1009) involving Principal Properties (other than sale and leaseback transactions permitted by clause (a)(1) of Section 1009 in reliance upon one of the exclusions set forth in paragraphs (1) through
         (6) below and clause (a)(2) of Section 1009) would not exceed 10% of Consolidated Net Tangible Assets; PROVIDED, HOWEVER, that this Section shall not apply to, and there shall be excluded from Secured Debt in any computation under this Section, indebtedness for money borrowed secured by:

                           (1) Mortgages existing on the date of this Ninth
                  Supplemental Indenture;

                           (2) Mortgages on any real or personal property of any
                  Person, which Mortgages are existing at the time such Person became a Restricted Subsidiary, which Mortgage was not incurred in contemplation of such Person becoming a Restricted Subsidiary;

                           (3) Mortgages in favor of the Company or any
                  Restricted Subsidiary;



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                           (4) Mortgages existing on any real or personal
                  property at the time it is acquired by the Company or a Restricted Subsidiary or created within 18 months after the date of such acquisition, conditional sale and similar agreements;

                           (5) Mortgages on any real or personal property to
                  secure the payment of all or any part of the purchase price or construction cost thereof or to secure any indebtedness for money borrowed incurred prior to, at the time of, or within 18 months after the acquisition, the completion of any construction or the commencement of full operation of such property, for the purpose of financing all or any part of the purchase price or construction cost thereof; and

                           (6) Any extension, renewal or refunding (or
                  successive extensions, renewals or refundings), as a whole or in part, of any Mortgage referred to in the foregoing clauses
                  (1) to (5) inclusive; PROVIDED the principal amount of such extension, renewal or refunding may not exceed the principal amount of the Mortgage being extended, renewed or refunded plus the amount of any premium or other costs paid in connection with such extension, renewal or refunding.

                  (b) "Attributable Debt" is defined as to any particular lease under which any Person is liable, at the time of determination, the present value (discounted at the interest rate implicit in the lease or, if not known, at the Company's incremental borrowing rate) of the obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such transaction including any period for which such lease has been extended or may, at the sole option of the lessor, be extended or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

                  (c) "Consolidated Net Tangible Assets" is defined as (1) the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of the Company and its Restricted Subsidiaries after deducting therefrom, without duplication, the sum of (i) all current liabilities except for (A) notes and loans payable, (B) current maturities of long term debt, (C) current maturities of obligations under capital leases and (D) customer





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         deposits and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet, less (2) the amount which would be so included on such consolidated balance sheet for investments (less applicable reserves) (i) in Unrestricted Subsidiaries or (ii) in corporations while they were Unrestricted Subsidiaries but which at the time of computation are not Subsidiaries of the Company.

                  (d) "Mortgage" is defined as and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

                  (e) "Principal Property" is defined as any real or personal property owned or leased by the Company or any Subsidiary the net book value of which on the date as of which the determination is being made exceeds 5% of the Company's Consolidated Net Tangible Assets.

                  (f) "Restricted Subsidiary" is defined as any Subsidiary which owns or leases a Principal Property and any other Subsidiary which has not been designated an Unrestricted Subsidiary.

                  (g) "Secured Debt" is defined as indebtedness for money borrowed which is secured by a Mortgage on a Principal Property of the Company or any Restricted Subsidiary.

                  (h) "Unrestricted Subsidiary" is defined as (1) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company pursuant to a Board Resolution) and (2) any Subsidiary of an Unrestricted Subsidiary.

         (F) By adding the following Section 1009 to Article Ten:

         Section 1009. RESTRICTIONS ON SALES AND LEASEBACKS.

                  (a) Except for a sale or transfer between a Restricted Subsidiary and the Company or between Restricted Subsidiaries, the Company covenants and agrees that it will not and will not permit any Restricted Subsidiary to, sell or transfer any Principal Property owned by the Company or a Restricted Subsidiary, with the intention that the Company or any Restricted Subsidiary take back a lease thereof, except a lease for a period, including renewals, of less than three years, by




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         the end of which period it is intended that the use of such Principal
         Property by the lessee will be discontinued (any such transaction being herein referred to as a "sale and leaseback transaction") unless either:

                           (1) the Company or such Restricted Subsidiary could
                  incur Secured Debt pursuant to Section 1008 on the Principal Property to be leased in a principal amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the Senior Notes; or

                           (2)(A) the gross proceeds of the sale or transfer of
                  the Principal Property leased pursuant to such arrangement equals or exceeds the fair market value of such Principal Property and (B) within one year after such sale or transfer of such Principal Property shall have been made by the Company or by a Restricted Subsidiary, the Company applies all of the net proceeds of the sale or transfer of the Principal Property leased pursuant to such arrangement to (i) the voluntary retirement of Funded Debt of the Company or any Restricted Subsidiary or (ii) the acquisition by the Company or a Restricted Subsidiary of one or more properties which on an aggregate basis have a purchase price in excess of 5% of Consolidated Net Tangible Assets (other than the Principal Property involved in such sale).

                  (b) "Funded Debt" is defined as any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed, whether secured or unsecured, maturing more than one year after the date of determination thereof and any indebtedness, regardless of its terms, renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than 360 days after the date of the creation of indebtedness.

         (G) By adding the following Section 1010 to Article Ten:

         Section 1010. MAINTENANCE OF PROPERTIES.

         The Company will cause all material properties owned by the Company or any Restricted Subsidiary or used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment (except for ordinary wear and tear) and will cause to be made all necessary repairs, renewals and replacements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith





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may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that nothing in this covenant shall prevent the Company or any Restricted Subsidiary from discontinuing the operation or maintenance of any properties if such discontinuation is, in the judgment of the Company, desirable in the conduct of its business or the business of any Restricted Subsidiary and not disadvantageous in any material respect to the Holders of the Senior Notes.

         (H) By amending the table of contents of the Basic Indenture to reflect the additions described in subsections (B) through (G) of this Section 1.

         SECTION 2. The Basic Indenture, as supplemented and amended by this Ninth Supplemental Indenture, is in all respects ratified and confirmed, and the Basic Indenture and this Ninth Supplemental Indenture shall be read, taken and construed as one and the same instrument.

         SECTION 3. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Ninth Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

         SECTION 4. All covenants and agreements in this Ninth Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

         SECTION 5. In case any provision in this Ninth Supplemental Indenture or in the Senior Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions (or of the other series of Securities) shall not in any way be affected or impaired thereby.

         SECTION 6. Nothing in this Ninth Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders of the Senior Notes any benefit or any legal or equitable right, remedy or claim under this Ninth Supplemental Indenture.

         SECTION 7. This Ninth Supplemental Indenture and each Senior Note shall be deemed to a contract made under the laws of the State of New York and this Ninth Supplemental Indenture and each such Senior Note shall be governed by and construed in accordance with the laws of the State of New York.

         SECTION 8. All terms used in this Ninth Supplemental Indenture not otherwise defined herein that are defined in the Basic Indenture shall have the meanings set forth therein.




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         SECTION 9. This Ninth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

         SECTION 10. Section 403 and Section 1004 of the Basic Indenture are applicable to the Senior Notes.




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                  IN WITNESS WHEREOF, the parties hereto have caused this Ninth
Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                           ROYAL CARIBBEAN CRUISES LTD.



                                           By: /s/ BONNIE BIUMI
                                             -----------------------------------
                                                Name: Bonnie Biumi
                                                Title: V.P. - Treasurer


                                           THE BANK OF NEW YORK, as Trustee,


                                           By: /s/ DEREK KETTEL
                                             -----------------------------------
                                                Name: Derek Kettel
                                                Title: Agent




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STATE OF NEW YORK              )
                               )  ss.:
COUNTY OF NEW YORK             )

On the 29th day of January, 2001, before me personally came Bonnie Biumi, to me known, who, being by me duly sworn, did depose and say that she is Vice President - Treasurer of ROYAL CARIBBEAN CRUISES LTD., one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.

                                             /s/ KENNETH S. BROWD
                                             ---------------------------------
                                             Name: Kenneth S. Browd


Notary Public
State of                       [SEAL]
My Commission expires on



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STATE OF FLORIDA               )
                               )  ss.:
COUNTY OF DUVAL                )

On the 2nd day of February, 2001, before me personally came Derek Kettel, to me known, who, being by me duly sworn, did depose and say that he is an Agent of THE BANK OF NEW YORK, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.

                                             /s/ CHRISTIE M. LEPPERT
                                             ---------------------------------
                                             Name: Christie M. Leppert


Notary Public
State of                       [SEAL]
My Commission expires on




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